                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                          Datalogix International, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   237923107
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    237923107             13G                      Page 2 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Venrock Associates
            I.R.S. #13-6300995

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.00%

    12      TYPE OF REPORTING PERSON*

            PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 2 of 15 pages

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CUSIP No.    237923107             13G                      Page 3 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Venrock Associates II, L.P.
            I.R.S. #13-3844754

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.00%

    12      TYPE OF REPORTING PERSON*

            PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 3 of 15 pages

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CUSIP No.    237923107             13G                      Page 4 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter O. Crisp
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               39,952
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 39,952
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            39,952

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.34%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 4 of 15 pages

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CUSIP No.    237923107             13G                      Page 5 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony B. Evnin
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.00%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 15 pages

CUSIP No.    237923107             13G                      Page 6 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            David R. Hathaway
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               36,349
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 36,349
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            36,349

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.31%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 15 pages

CUSIP No.    237923107             13G                      Page 7 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Patrick F. Latterell
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               33,915
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 33,915
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            33,915

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.29%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 7 of 15 pages


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CUSIP No.    237923107             13G                      Page 8 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ted H. McCourtney
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               36,221
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 36,221
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            36,221

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.31%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 8 of 15 pages

CUSIP No.    237923107             13G                      Page 9 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ray A. Rothrock
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               4,284
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 4,284
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,284

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.04%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 9 of 15 pages

CUSIP No.    237923107             13G                      Page 10 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Kimberly A. Rummelsburg
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               2,036
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                0
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 2,036
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,036

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.02%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 10 of 15 pages

CUSIP No.    237923107             13G                      Page 11 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Anthony Sun
            ###-##-####

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) / /
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.

                             5      SOLE VOTING POWER
            NUMBER OF               0
             SHARES
          BENEFICIALLY       6      SHARED VOTING POWER
            OWNED BY                36,474
              EACH
            REPORTING        7      SOLE DISPOSITIVE POWER
             PERSON                 0
              WITH
                             8      SHARED DISPOSITIVE POWER
                                    36,474

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            36,474

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
                                                                     / /

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.31%

    12      TYPE OF REPORTING PERSON*

            IN

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 11 of 15 pages

                  Introduction:     This Amendment No. 1 amends a Statement on
Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 13, 1996 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter
O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Datalogix International, Inc.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Datalogix International, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices

                  100 Summit Lake Drive
                  Valhalla, New York 10595

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock


Item 2(e)         CUSIP Number

                  237923107

Item 3            Not applicable.

                              Page 12 of 15 pages

Item 4            Ownership

                  (a) and (b)

                  Venrock and Venrock II beneficially own no shares of the outstanding shares of common stock.

                  Peter O. Crisp beneficially owns 39,952 shares or 0.34% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 0 shares or 0.00% of the outstanding shares of common stock. David R. Hathaway beneficially owns 36,349 shares or 0.31% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 33,915 shares or 0.29% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 36,221 shares or 0.31% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns 4,284 shares or 0.04% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 2,036 shares or 0.02% of the outstanding shares of common stock. Anthony Sun beneficially owns 36,474 shares or 0.31 % of the outstanding shares of common stock.

                  (c)

                  Peter O. Crisp has sole voting and dispositive power over 39,952 shares of common stock. David R. Hathaway has sole voting and dispositive power over 36,349 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 33,915 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 36,221 shares of common stock. Ray A. Rothrock has sole voting and dispositive power over 4,284 shares of common stock. Kimberley A. Rummelsburg has sole voting and dispositive power over 2,036 shares of common stock. Anthony Sun has shared voting and dispositive power over 36,474 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class

                  This Amendment No. 1 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another

                  Person

                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group

                  Not applicable.

Item 10           Certification

                  Not applicable.

                              Page 13 of 15 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997              VENROCK ASSOCIATES

                                   By:   /s/ Ted H. McCourtney
                                         ---------------------------------------
                                            Ted H. McCourtney
                                            General Partner

February 14, 1997              VENROCK ASSOCIATES II, L.P.

                                   By:       /s/ Ted H. McCourtney
                                             ----------------------------------
                                             Ted H. McCourtney
                                             General Partner

February 14, 1997              GENERAL PARTNERS

                                             /s/ Peter O. Crisp
                                             ----------------------------------
                                             Peter O. Crisp

                                             /s/ Anthony B. Evnin
                                             ----------------------------------
                                             Anthony B. Evnin

                                             /s/ David R. Hathaway
                                             ----------------------------------
                                             David R. Hathaway

                                             /s/ Patrick F. Latterell
                                             ----------------------------------
                                             Patrick F. Latterell

                                             /s/ Ted H. McCourtney


                                             ----------------------------------
                                             Ted H. McCourtney

                                             /s/ Ray A. Rothrock
                                             ----------------------------------
                                             Ray A. Rothrock

                                             /s/ Kimberley A. Rummelsburg
                                             ----------------------------------
                                             Kimberley A. Rummelsburg

                                             /s/ Anthony Sun
                                             ----------------------------------
                                             Anthony Sun

                                                                    Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997              VENROCK ASSOCIATES

                                   By:    /s/ Ted H. McCourtney
                                          ----------------------------------
                                              Ted H. McCourtney
                                              General Partner

February 14, 1997              VENROCK ASSOCIATES II, L.P.


                                    By:      /s/ Ted H. McCourtney
                                             ----------------------------------
                                             Ted H. McCourtney
                                             General Partner

February 14, 1997              GENERAL PARTNERS

                                             /s/ Peter O. Crisp
                                             ----------------------------------
                                             Peter O. Crisp

                                             /s/ Anthony B. Evnin
                                             ----------------------------------
                                             Anthony B. Evnin

                                             /s/ David R. Hathaway
                                             ----------------------------------
                                             David R. Hathaway

                                             /s/ Patrick F. Latterell
                                             ----------------------------------
                                             Patrick F. Latterell



                                              /s/ Ted H. McCourtney
                                             ----------------------------------
                                             Ted H. McCourtney

                                             /s/ Ray A. Rothrock
                                             ----------------------------------
                                             Ray A. Rothrock

                                             /s/ Kimberley A. Rummelsburg
                                             ----------------------------------
                                             Kimberley A. Rummelsburg

                                             /s/ Anthony Sun
                                             ----------------------------------
                                             Anthony Sun